EX-99.a.ii

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF TRUST

FQF TRUST

This Certificate of Amendment (“Certificate”) is filed in accordance with the provision of the Delaware Business Trust Act (12 Del. Code Ann. Tit. 12 § 3801 et seq.) and sets forth the following:

FIRST:                  The name of the statutory trust formed by the Certificate of Trust is “FQF Trust” (the “Statutory Trust”).

SECOND:             The Statutory Trust’s Certificate of Trust is hereby amended by changing the name of the Statutory Trust as set forth below:

FIRST:            The name of the statutory trust formed hereby is “AGF Investments Trust” (the “Statutory Trust”).

THIRD:                  This Certificate of Amendment to the Certificate of Trust shall be effective immediately upon filing.

IN WITNESS WHEREOF, the undersigned, each being a Trustee of the Statutory Trust, has executed this Certificate as of August 19, 2019, in accordance with Section 3811(a)(2) of the Act.

3.

/s/Peter A. Ambrosini
Peter A. Ambrosini, as Trustee and not individually

/s/Joseph A. Franco
Joseph A. Franco, as Trustee and not individually

/s/Richard S. Robie III
Richard S. Robie III., as Trustee and not individually

/s/William C. Carey
William C. Carey, as Trustee and not individually